Exhibit 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on:

1.	Form S-8 No. 333-104426 and 333-59058 pertaining to Global Sources Equity Compensation Plans Numbers I, II, III, IV, V, VI and VII of Global Sources Ltd.,

2.	Form S-8 No. 333-138474 pertaining to Global Sources Equity Compensation (2007) Master Plan and Global Sources Ltd. Directors Purchase Plan (as of November 5, 2005),

3.	Form F-3/A No. 333-114411 pertaining to the prospectus of Global Sources Ltd. and

4.	Form F-3 No. 333-154960 pertaining to the prospectus of Global Sources Ltd.

of our report dated April 21, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in Global Sources Ltd’s Annual Report on Form 20-F for the year ended December 31, 2008.

/s/  PRICEWATERHOUSECOOPERS LLP
Singapore
26 June 2009

141